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EXHIBIT 10.29

June 17, 2002

Alain Rolland
22 Driftoak Circle
The Woodlands, TX 77381

Dear Alain:

        On behalf of the Vical Management Team, I am pleased to confirm our offer and your acceptance of full-time employment with Vical. We are delighted that you have decided to join us in the position of Vice-President Development, effective Thursday, August 1, 2002.

        This letter sets forth the basic terms and conditions of your employment with Vical ("the Company.") By signing this letter, you will be agreeing to these terms:

  1.
  Duties and Scope of Employment.

          (a)  Position. The Company agrees to employ you as Vice-President Development. This position is an officer level position and reports to the Chief Scientific Officer. Your initial responsibilities will include management of the following functions: Project Planning and Management, Quality Control, Assay Development, Formulation and Pharmacology/ Toxicology. As with all positions, responsibilities may change based on the needs of the company.

          (b)  Obligations. During the term of your employment, you will devote your full business efforts and time to the Company and its subsidiaries (if any). You will not render services to any other person or entity without the express prior approval of the Chief Scientific Officer. During your employment, you will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company; provided that you may own less than one percent of the outstanding securities of any publicly-traded corporation.

        2.    Compensation.

          (a)  Salary. During your employment, the Company agrees to pay you as compensation for your services a base salary at the annual rate of $235,000 or at such higher rate as the Company may determine from time to time. Such salary will be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

          (b)  Bonus. You will be eligible for a performance-based annual cash bonus, at the discretion of the Board of Directors, targeted at 10% to 30% of the base compensation actually paid to you each year. Bonuses are generally proposed in February of each year for the previous year and, if approved by the Board of Directors, are paid out in March.

        3.    Employee Benefits.

          (a)  Company Benefits. During the term of your employment, you will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The benefits may be changed from time to time by the Company. Current employee benefits are described in the enclosed benefit summary.

          (b)  Vacation You will be entitled to four weeks of vacation for the first three years of employment and five weeks of vacation for each subsequent year, provided, however, that you remain employed by the Company. Vacation accrues at the rate of 13.33 hours per month during the first three years of employment and 16.67 hours per month in each subsequent year.

        4.    Business Expenses. During your employment, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

        5.    Stock Option. The Company will grant to you a stock option (such option to be an incentive stock option to the extent permitted by law) to purchase from the Company 60,000 shares of the Company's common stock (the "Shares"). The exercise price of your stock option will be equal to the fair market value on the date of the grant. Your stock option will be granted pursuant to the Stock Incentive Plan of Vical Incorporated and will be subject to the terms and conditions of the Plan and the Company's form of stock option agreement, the summary of which is enclosed. Your stock options vest (become exercisable) over a four-year period as follows, subject to your continued employment with the Company:

On the first anniversary of your employment with Vical:	15,000 options vest
At the end of the first quarter after your first year of employment and continuing for 11 quarters:	3,750 options vest

          6.      Proprietary Information and Inventions Agreement. You will be required to sign and abide by the terms of the Company's Employee's Proprietary Information and Inventions Agreement, a copy of which is enclosed.

          7.      Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and eligibility to work in the United States. You must comply with the Immigration and Naturalization Service's employment verification requirements. Please review the attached sample I-9 form. Documents which establish identity and employment eligibility must be presented to Vical within three days of commencing employment.

          8.      Term and Termination of Employment.

            (a)    "At Will" Employment. Your employment with the Company is "at will" and not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. Except as expressly provided in subsection (c) below, upon a termination of your employment, you will only be entitled to the compensation, benefits and reimbursements described in Section 2, 3 and 4 for the period preceding the effective date of the termination.

            (b)  Definitions. For all purposes under this Agreement,

                (i)  "Good Reason" shall mean (A) a significant demotion, or (B) a more than 25 percent reduction in Base Compensation

              (ii)  "Cause" shall mean (A) your sustained inadequate performance of your job duties, other than a failure resulting from complete or partial incapacity due to verifiable physical or verifiable mental illness or impairment, (B) gross misconduct or fraud or (C) conviction of, or a plea of "guilty" or "no contest" to, a felony.

            (iii)  "Disability" shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your verifiable incapacity due to physical or mental illness.

            (c)    Salary Continuation. Subject to subsection (d) below, the Company will continue to pay your Base Compensation (at the annual rate then in effect) for up to six months following the termination of your employment if, prior to the fourth annual anniversary of the commencement of your employment:

                (i)  the Company terminates your employment without your consent for any reason other than Cause or Disability; or

              (ii)  you voluntarily resign your employment for Good Reason.

        The payments under this subsection (c) will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to the Company, of any and all claims that you may have against the Company.

          (d)  Mitigation. The payments under subsection (c) above shall be reduced on a dollar-for-dollar basis by any other compensation earned by you for personal services performed as an employee or independent contractor during the six-month period following the termination of your employment, including (without limitation) deferred compensation. You will apply your best efforts to seek and obtain other employment or consulting engagements, whether on a full- or part-time basis, during such six-month period in order to mitigate the Company's obligations under subsection (c) above. At reasonable intervals, you will report to the Company with respect to such efforts and any compensation earned during such six-month period.

        9.    Dispute Resolution. You and the Company ("the parties ") agree that any dispute arising out of or related to your employment shall be resolved as provided in the Dispute Resolution Procedures attached hereto as Exhibit A.

        10.  Relocation & Housing. The Company agrees to cover the costs associated with the relocation of you and your family according to the terms outlined in Exhibit B.

        Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and it, together with your stock option agreement and Employee's Proprietary Information and Inventions Agreement, constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and an authorized officer of the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

        This offer letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement is governed by California law without regard to its choice of law provisions.

        To indicate your acceptance of this offer of employment, please sign below and return one signed copy to me no later than June 21, 2002.

Sincerely,
VICAL INCORPORATED
	By	/s/ DAVID C. KASLOW David C. Kaslow Chief Scientific Officer
ACCEPTED AND AGREED This 21st day of June, 2002:
/s/ ALAIN ROLLAND Alain Rolland

EXHIBIT A

Dispute Resolution Procedure

        To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the termination of your employment ("Arbitrable Claims"), shall be submitted to confidential mediation in San Diego, California conducted by a mutually agreeable mediator from Judicial Arbitration and Mediation Services ("JAMS") or its successor, and the cost of JAMS' mediation fees shall be paid by the Company. In the event mediation is unsuccessful in resolving the Arbitrable Claims, the Arbitrable Claims shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by JAMS or its successor, under the then applicable rules of JAMS.

        You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

EXHIBIT B

RELOCATION BENEFITS

        House Hunting: Vical will pay travel, hotel and related expenses for one house hunting trip for you and your spouse. This trip will be for a period of up to 5 days.

        Movement of Household Goods: Vical will pay for the shipment of normal household goods. This includes packing, crating, van transportation, unpacking, insurance coverage (replacement value) and storage charges for up to 90 days. Expenses are limited to those associated with one pick-up and delivery and one access to storage. Vical will pay for the shipment of two automobiles, alternatively, the Company will pay for the shipment of one automobile and will pay the costs associated with driving a vehicle to San Diego by the most direct route.

        Relocation of Family: Vical will pay coach airline fares for you and your family at the time of your move to San Diego. Vical will pay for a reasonable number of trips for you to fly to Houston from San Diego after you have started employment with the company and prior to your family's move.

        Temporary Housing: Vical will pay for temporary housing for you and your family. Vical will pay the expenses associated with a rental property for you and your entire family for a period not to exceed 90 days. These expenses are limited to the following: rental of a furnished apartment or, alternatively, rental of an apartment and appropriate furniture for the apartment, and payment of utility expenses (water, electricity and gas). Vical will pay for a rental car for a period of 30 days to allow time for your personal vehicle to be shipped to San Diego.

        Closing Costs: Vical will pay for the following costs associated with the sale of your home and the purchase of a new home in San Diego: The company will reimburse you for the real estate commission, up to 6% of the sale price, and reasonable closing costs associated with the sale of your home in The Woodlands. Vical will reimburse reasonable closing costs, including up to two points on a new loan, incurred in connection with the purchase of a new home in the San Diego area.

        Mortgage Assistance: Vical will provide you with a forgivable loan in the amount of $100,000 to assist you in the purchase of a home in San Diego. This loan will be forgiven over a period of three years. You will be responsible for taxes on the forgiven principal and on the imputed interest on this loan each year. Vical must be named as the holder of a second deed of trust in the amount of $100,000 on the property purchased by you and/or your spouse in the San Diego area. You will be required to sign a promissory note prior to payment of this forgivable loan to you. In addition, Vical will pay you $1,000 each month for a period of 24 months. This mortgage differential payment is considered regular income and will be taxed as such.

        Home Purchase: Vical will buy your current home, through a third party, should you be unable to sell your home prior to your date of employment with the company, August 1, 2002. The guidelines set forth by this third party and Vical must be followed.

        Lump Sum Payment: Vical will provide one month's salary, grossed up for state and federal income taxes, to pay for the costs of relocation not covered by this policy.

        Administration: "Relocation Coordinates" will coordinate your move to San Diego.

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  EXHIBIT 10.29
  EXHIBIT A
Dispute Resolution Procedure
  EXHIBIT B
RELOCATION BENEFITS